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                                                                   EXHIBIT 99.1

                         CHIRON 1991 STOCK OPTION PLAN
  [AS AMENDED AUGUST 14, 1993, APRIL 11, 1994, FEBRUARY 24, 1995 AND MARCH 8,
                                     1996]

I.  PURPOSES

    This Chiron 1991 Stock Option Plan ("Plan") is intended to enable Chiron Corporation ("Corporation") to attract and retain the following individuals by offering them incentives and rewards, in the form of options, restricted shares, share rights, share units and performance units ("awards") which will encourage them to acquire a proprietary interest in the Corporation, to continue in the service of the Corporation or its subsidiaries, and to provide incentive to build value for stockholders: (a) employees (including officers and directors) of the Corporation and its subsidiaries, (b) non-employee members of the Board of Directors of the Corporation ("Board"), and (c) consultants and independent contractors who perform valuable services for the Corporation and its subsidiaries.

    In addition, the Plan is intended to permit the Corporation to satisfy its obligations in connection with options it will assume pursuant to the terms of the Agreement and Plan of Merger dated as of July 21, 1991 by and among the Corporation, Chiron Acquisition Subsidiary, Inc., and Cetus Corporation ("Agreement"). Upon consummation of the transactions described in the Agreement ("Merger"), the Plan will supersede Cetus Corporation's Amended and Restated Common Stock Option Plan and Cetus Corporation's Non-Employee Directors' Stock Option Plan ("Cetus Prior Plans"). Upon stockholder approval, this Plan will also supersede the following Chiron prior plans: the Protos Corporation 1988 Stock Option Plan (upon the merger of Protos into Chiron), the Chiron Ophthalmics, Inc. 1986 Stock Option Plan (upon the merger of Chiron Ophthalmics into a wholly owned subsidiary of Chiron), the Corporation's 1982 Stock Option Plan and the Corporation's 1984 Non-Qualified Stock Option Plan (collectively, "Chiron Prior Plans").

II.  ADMINISTRATION

    The Plan will be administered by a committee or committees appointed by the Board and consisting of one or more members of the Board. The Board may delegate the responsibility for administration of the Plan with respect to designated classes of award holders to different committees, subject to such limitations as the Board deems appropriate. With respect to any matter, the term "Committee," when used in this Plan, will refer to the committee that has been delegated authority with respect to such matter. Members of a committee will serve for such term as the Board may determine, and will be subject to removal by the Board at any time.

    (a) 16(b) The composition of any committee responsible for administration of the Plan with respect to award holders who are subject to the trading restrictions of Section 16(b) of the Securities Exchange Act of 1934 ("1934 Act") with respect to securities of the Corporation will comply with the applicable requirements of Rule 16b-3 of the Securities and Exchange Commission.

    (b) 162(m) The composition of any committee responsible for establishing, administering, and certifying performance goals for awards granted under the Plan that are intended to comply with Internal Revenue Code ("Code") Section 162(m) ("performance units") will comply with the applicable requirements of Code Section 162(m) and the regulations promulgated thereunder.

    (c)    AUTHORITY.   Any  committee appointed  by  the Board  will  have full
authority to administer the Plan within the scope of its delegated responsibilities, including authority to interpret and construe any relevant provision of the Plan, to adopt such rules and regulations as it may deem necessary, and to determine the terms and conditions of awards made under the Plan (which need not be identical). Decisions of a committee made within the discretion delegated to it by the Board will be final and binding on all persons who have an interest in the Plan.

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III.  ELIGIBILITY FOR AWARDS

    (a) DISCRETIONARY AWARDS. From time to time the Committee may, in its discretion, select individuals from among the following categories to receive awards under the Plan:

        (1) EMPLOYEES. The Committee may select employees of the Corporation or its subsidiaries (including officers, whether or not they are also members of the Board).

        (2) CONSULTANTS AND INDEPENDENT CONTRACTORS. The Committee may select consultants and independent contractors whose services tend to contribute materially to the success of the Corporation or its subsidiaries or whose services may reasonably be anticipated to so contribute.

    (b)   PERFORMANCE  UNITS.   Corporate  vice-presidents and  other  executive
officers ("162(m) executives") will be eligible to receive performance units in addition to, or in lieu of, other discretionary awards granted under the Plan.

    (c)  AUTOMATIC GRANTS.   Members of the Board who  are not employees of  the
Corporation or its subsidiaries will receive awards in accordance with, and only in accordance with, the Plan's automatic award provisions.

    (d) SUBSTITUTE OPTIONS. Upon consummation of the Merger, outstanding options under the Cetus Prior Plans (including related Limited Stock Appreciation Rights) will be converted, in the manner and at the exchange ratio specified in the Agreement, into substitute options under this Plan to acquire Common Stock (as defined below). Upon stockholder approval and, with regard to the Protos prior plan options and the Chiron Ophthalmics prior plan options, consummation of the relevant mergers, outstanding options under the Chiron Prior Plans will be converted into options under this Plan. These options will preserve the exercise price of the outstanding options as adjusted, in the case of options under the Protos Corporation 1988 Stock Option Plan and the Chiron Ophthalmics, Inc. 1986 Stock Option Plan, to reflect the substitution of Common Stock. These options will also preserve the other terms and conditions of the outstanding options; provided, however, that on the Effective Date of this Plan, outstanding automatic option grants under the Corporation's 1982 Stock Option Plan will be conformed, other than to extend the term, to the Automatic Option Grants under this Plan. Collectively, these options will be known as "Substitute Options."

IV.  STOCK SUBJECT TO THE PLAN

    (a) CLASS. The stock subject to awards under the Plan is (i) the Corporation's authorized but unissued or reacquired Common Stock ("Common Stock"), or (ii) shares of one or more series of the Corporation's authorized but unissued or reacquired Restricted Common Stock, in the aggregate, "Company Stock." In connection with the grant of awards under the Plan, the Corporation may repurchase shares in the open market or otherwise.

    (b)  AGGREGATE AMOUNT

        (1) SHARES. Subject to adjustment under Sections IV(c) and IV(b)(3), the aggregate maximum number of shares of Company Stock that may be subject to awards under the Plan is 4,500,000 plus the number of shares of Company Stock remaining for issuance on the Effective Date of this Plan under the Corporation's 1982 Stock Option Plan and the Corporation's 1984 Non-Qualified Stock Option Plan. Notwithstanding the foregoing, as of January 1 of each fiscal year after 1991, the aggregate number of shares of Company Stock that may be subject to awards under the Plan will be increased by 1.50% of the number of Chiron Common Equivalent Shares outstanding as of December 31 of the preceding fiscal year. The maximum number of shares of Company Stock with respect to which awards may be granted to any employee during the term of the Plan is 1,000,000 shares. Subject to adjustment under Sections IV(c) and IV(b)(3), not more than 4,500,000 shares of Company Stock plus the number of shares of Company Stock remaining for issuance on the Effective Date of this Plan under the Corporation's 1982 Stock Option Plan and the Corporation's 1984 Non-Qualified Stock Option Plan may be subject to Incentive Options (as defined below) granted under the Plan after the Effective Date. "Chiron Common Equivalent Shares" are the total number of outstanding shares of Common Stock plus the total

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    number  of shares  of Common Stock  issuable upon conversion  or exercise of outstanding warrants, options and convertible securities. In no event will more than 500,000 shares of Restricted Common Stock, whether in a single series or in multiple series, be subject to award under the Plan.

        (2) RESTRICTED COMMON STOCK. Shares of Restricted Common Stock may be issued under the Plan in one or more separate series. The rights, preferences and privileges, together with the restrictions and limitations and the number of shares, of each series of Restricted Common Stock issuable under the Plan will be set forth in the Corporation's Certificate of Determination of Preferences of Common Stock ("Certificate") as in effect from time to time during the term of the Plan. Shares of each series of Restricted Common Stock will be convertible or exchangeable into shares of Common Stock in accordance with the terms and provisions of the Certificate applicable to that series.

        (3) REUSE OF SHARES. If any outstanding option under the Chiron Prior Plans, the Cetus Prior Plans or this Plan (including the Substitute Options) expires or is terminated or canceled for any reason (including pursuant to Section X of the Plan but other than pursuant to surrender of the option for a cash payment in accordance with Section XIII of the Plan) before being exercised for the full number of shares to which it applies, then the shares allocable to the unexercised portion of such option will not be charged against the limitations of Section IV(b)(1) and will become available for subsequent grants under the Plan. To the extent that a share right or share unit expires or is terminated, or is canceled or forfeited for any reason without being paid in cash or shares of Company Stock, any remaining shares allocable to the unpaid portion of such share right or share unit shall not be charged against the limitations of Section IV(b)(1) and will become available again for subsequent grants under the Plan. Shares subject to any option or portion of an option surrendered in accordance with the "Surrender of Options for Cash or Stock" provisions of this Plan, shares for which a cash payment is made in lieu thereof under a restricted share, share unit or share right, and shares forfeited to or repurchased by the Corporation pursuant to its forfeiture and repurchase rights under this Plan will not be available for subsequent awards under the Plan.

    (c) ADJUSTMENTS. In the event any change is made to the Company Stock subject to the Plan (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares, or other change in corporate or capital structure of the Corporation) then, unless such change results in the termination of all awards, the Committee will make appropriate adjustments to the kind and maximum number of shares subject to the Plan, the kind and maximum number of shares for which options are to be granted to non-employee directors, and the kind and number of shares and, where applicable, price per share of stock subject to outstanding awards.

V.  TERMS AND CONDITIONS OF OPTIONS

    Stock options granted under the Plan may, in the Committee's discretion, be either incentive stock options ("Incentive Options") qualifying under Section 422 of the Internal Revenue Code of 1986, as amended ("Internal Revenue Code"), or nonstatutory options. Individuals who are not employees of the Corporation or its subsidiaries may only be granted nonstatutory options. Options will be evidenced by instruments in such form as the Committee may from time to time approve. These instruments will conform to the following terms and conditions and, in the discretion of the Committee, may contain such other terms, conditions and restrictions as are not inconsistent with the following:

    (a) OPTION PRICE. The option price per share will be fixed by the Committee, but in no event will the option price per share be less than eighty-five percent (85%) of the Fair Market Value of the option shares on the date of the option grant; provided, however, that in no event will the option price per share of an Incentive Option be less than one hundred percent (100%) of the Fair Market Value of the option shares on the date of the option grant. Notwithstanding the foregoing, Substitute Options will have an option price per share determined pursuant to Section III(d) of this Plan.

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    (b)  NUMBER OF SHARES, TERM AND EXERCISE

        (1) TERM AND NUMBER. Each option granted under the Plan will be exercisable on such date or dates, during such period, and for such number of shares of Company Stock as the Committee determines and sets forth in the instrument evidencing the option. No option granted under the Plan will have an expiration date that is more than 10 years after the date of the option grant.

        (2) EXERCISE. After any option granted under the Plan becomes exercisable, it may be exercised by notice to the Corporation at any time prior to the termination of such option. Except as authorized by the Committee in accordance with Section VIII, the option price for the number of shares for which the option is exercised will become due and payable upon exercise.

        (3) PAYMENT. The option price will be payable in full in cash (including cash equivalents); provided, however, that the Committee may, either at the time the option is granted or at the time it is exercised and subject to such limitations as it may determine, authorize payment of all or a portion of the option price in one or a combination of the following alternative forms:

            (i) a promissory note authorized pursuant to Section VIII;

           (ii) full payment in shares of Common Stock valued as of the exercise date and held for the requisite period to avoid a charge to the Corporation's earnings; or

          (iii) by delivery of a properly executed exercise notice together with
       irrevocable   instructions  to  a  broker  to  promptly  deliver  to  the
       Corporation the amount of sale or loan proceeds to pay the option price.

    (c) TERMINATION OF SERVICES. The Committee will determine and set forth in each option whether the option will continue to be exercisable, and the terms and conditions of such exercise, on and after the date that an optionee ceases to be employed by, or to provide services to, the Corporation or its subsidiaries. The date of termination of an optionee's employment or services will be determined by the Committee, which determination will be final.

    (d) INCENTIVE OPTIONS. Options granted under the Plan that are intended to be Incentive Options will be subject to the following additional terms and conditions:

        (1) DOLLAR LIMITATION. To the extent that the aggregate Fair Market Value (determined as of the respective date or dates of grant) of shares with respect to which options that are granted after 1986 and that would otherwise be Incentive Options are exercisable for the first time by any individual during any calendar year under the Plan (or any other plan of the Corporation, a parent or subsidiary corporation or predecessor thereof) exceeds the sum of $100,000 (or such greater amount as may be permitted under the Internal Revenue Code), whether by reason of acceleration or otherwise, such options will not be treated as Incentive Options. In making such a determination, options will be taken into account in the order in which they were granted. The aggregate Fair Market Value (as of the respective date or dates of grant) of shares of the Corporation (or parent or subsidiary corporation) for which Incentive Options could be granted to any one individual in a single calendar year before 1987 could not exceed $100,000 at the time of grant, plus unused carryovers from the immediately preceding three calendar years.

        (2) 10% STOCKHOLDER. If any employee to whom an Incentive Option is to be granted pursuant to the provisions of the Plan is, on the date of grant, the owner of stock (determined with application of the ownership attribution rules of Section 424(d) of the Internal Revenue Code) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of his or her employer corporation or of its parent or subsidiary corporation ("10% Stockholder"), then the following special provisions will apply to the option granted to such individual:

           (i) The option price per share of the stock subject to such Incentive Option will not be less than one hundred ten percent (110%) of the Fair Market Value of the option shares on the date of grant; and

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           (ii) The option will not have a term in excess of five (5) years from the date of grant.

        (3) SEQUENTIAL EXERCISE. No Incentive Option granted before January 1, 1987 may be exercised while there remains outstanding any other Incentive Option to purchase shares of the Corporation (or its parent or subsidiary corporation) which was granted at an earlier date to the optionee.

        (4) PARENT AND SUBSIDIARY. For purposes of this Section V(d) "parent corporation" and "subsidiary corporation" will have the meaning attributed to those terms, as they are used in Section 422(b) of the Internal Revenue Code.

    (e)  WITHHOLDING

        (1) OBLIGATION. The Corporation's obligation to deliver stock certificates upon the exercise of an option will be subject to the option holder's satisfaction of all applicable federal, state and local income and employment tax withholding requirements.

        (2) PAYMENT. In the event that an option holder is required to pay to the Corporation an amount with respect to income and employment tax withholding obligations in connection with exercise of an option, the Committee may, in its discretion and subject to such limitations and rules as it may adopt, permit the option holder to satisfy the obligation, in whole or in part, by delivering shares of Common Stock already held by the option holder or by making an irrevocable election that a portion of the total value of the shares subject to the option be paid in the form of cash in lieu of the issuance of Company Stock, and that such cash payment be applied to the satisfaction of the withholding obligations.

VI.  RESTRICTED SHARES, SHARE RIGHTS AND SHARE UNITS

    (a)  NATURE OF AWARDS

        (1) RESTRICTED SHARES. A restricted share granted under the Plan shall consist of shares of Company Stock, the retention and transfer of which is subject to such terms, conditions and restrictions (whether based on performance standards or periods of service or otherwise and including repurchase and/or forfeiture rights in favor of the Corporation) as the Committee shall determine. The terms, conditions and restrictions to which restricted shares are subject shall be evidenced by instruments in such form as the Committee may from time to time approve and may vary from grant to grant. The Committee shall have the absolute discretion to determine whether any consideration (other than the services of the potential award holder) is to be received by the Corporation or its subsidiaries as a condition precedent to the issuance of restricted shares.

        (2) SHARE RIGHTS. A share right granted under the Plan shall consist of the right, subject to such terms, conditions and restrictions (whether based on performance standards or periods of service or otherwise), to receive a share of Company Stock (together with cash dividend equivalents if so determined by the Committee) as the Committee shall determine and shall be evidenced by instruments in such form as the Committee may from time to time approve. The Committee shall have the absolute discretion to determine whether any consideration (other than the services of the potential award holder) is to be received by the Corporation or its subsidiaries as a condition precedent to the issuance of shares pursuant to share rights. The terms, conditions and restrictions to which share rights are subject may vary from grant to grant.

        (3) SHARE UNITS. A share unit granted under the Plan shall consist of the right to receive an amount in cash equal to the Fair Market Value of one share of Company Stock on the date of valuation of the unit (together with cash dividend equivalents if so determined by the Committee) less such amount, if any, as the Committee shall specify. The date of valuation and payment of cash under a share unit and the conditions, if any, to which such payment will be subject (whether based on performance standards or periods of service or otherwise) shall be determined by the Committee. The terms, conditions and restrictions to which share units are subject may vary from grant to grant.

    (b) WITHHOLDING. The Committee may require, or permit an award holder to elect, that a portion of the total value of the shares of Common Stock subject to restricted shares or share rights held by one or more award holders be paid in the form of cash in lieu of the issuance of Company Stock and that such cash

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payment  be applied to the  satisfaction of the federal,  state and local income and employment tax withholding obligations that arise at the time the restricted shares and share rights become free of all restrictions under the Plan.

    (c) CASH PAYMENTS. The Committee may provide award holders with an election to receive a percentage of the total value of the Company Stock subject to restricted shares or share rights in the form of a cash payment, subject to such terms, conditions and restrictions as the Committee shall specify.

    (d) ELECTIVE AND TANDEM AWARDS. The Committee may award restricted shares, share rights and share units independently of other compensation or in lieu of compensation that would otherwise be paid in cash or stock options, whether at the election of the potential award holder or otherwise. The number of restricted shares, share rights or share units to be awarded in lieu of any cash compensation amount or number of stock options shall be determined by the Committee in its sole discretion and need not be equal to such foregone compensation in Fair Market Value. In addition, restricted shares, share rights and share units may be awarded in tandem with stock options, so that a portion of such award becomes payable or becomes free of restrictions only if and to the extent that the tandem options are not exercised or are forfeited, subject to such terms and conditions as the Committee may specify.

    (e) MODIFICATION OF AWARDS. Except to the extent an award is granted as a performance unit, the Committee may, in its sole discretion, modify or waive any or all of the terms, conditions or restrictions applicable to any outstanding restricted share, share right or share unit; provided, however, that no such modification or waiver shall, without the consent of the holder of an outstanding award, adversely affect the holder's rights thereunder.

    (f) PERFORMANCE UNITS. Effective March 8, 1996, the Committee may grant restricted shares, share rights and share units to 162(m) executives that comply with the requirements of Code Section 162(m). Performance units will become payable or vest upon attainment of specified performance goals over a specified performance period.

        (1) PERFORMANCE GOALS. The Committee will determine the Corporation performance goal or goals that must be met to achieve the maximum payout within the shorter of the first 90 days of the specified performance period over which the performance goal or goals will be measured, or 25% of such performance period. The Committee may establish a goal based on more than one performance criteria, or may establish multiple goals, but any payout must be based on the satisfaction of at least one goal. The Committee may provide for different levels of payouts based on relative performance toward a performance goal.

        (2) PERFORMANCE CRITERIA. Performance units may be based on one or more of the following performance criteria: total shareholder return; the achievement of a specified closing or average closing price of Common Stock; the absolute or percentage increase in the closing or average closing price of Common Stock and/or one or more of the following measures of the Corporation's net income for the specified performance period determined in accordance with generally accepted accounting principles as consistently applied by the Corporation: absolute net income or a percentage or absolute dollar increase in net income, earnings per share or a percentage or absolute dollar increase in earnings per share, or return on assets employed or equity, or a percentage or absolute dollar increase in return on assets employed or equity; or the Corporation's absolute gross revenues or a percentage or absolute dollar increase in gross revenues for the specified performance period determined in accordance with generally accepted accounting principles as consistently applied by the Corporation. The awards may be based on the Corporation's performance alone, or the Corporation's performance may be measured against variously weighted published benchmark indices that the Committee determines are representative of the Corporation's peer group, which indices may include the Standard & Poor's Health Care Composite Index, the Standard & Poor's Health Care Diversified Index and the AMEX Biotechnology Index, among others.

    For purposes of this Plan, net income and gross revenues shall be net income and gross revenues of the Corporation and its consolidated subsidiaries as reported by the Corporation and certified by its

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    independent public accountants,  but the  Committee in fixing  any goal  may exclude any or all of the following if they have a material effect on annual net income or gross revenues: events or transactions that are either unusual in nature or infrequent in occurrence (such as restructuring/reorganization charges, the purchase or sale of in process technology, the sale or discontinuance of a business segment, the sale of investment securities, losses from litigation, the cumulative effect of changes in accounting principles, and natural disasters), depreciation, interest or taxes.

        (3) REDUCTION OR CANCELLATION OF PERFORMANCE UNITS. Final payouts are subject to the approval of the Committee, and the Committee has the absolute discretion to reduce or cancel any payout.

VII.  AUTOMATIC AWARDS TO DIRECTORS

    (a) OPTIONS. Effective March 8, 1996, non-employee members of the Board ("Eligible Directors") will automatically be granted nonstatutory options ("Automatic Options") to purchase the number of shares of Common Stock determined as set forth below (subject to adjustment under Section IV(c) hereof) on the dates and terms set forth below:

        (1) OPTION GRANTS. On the last business day of the second quarter of each fiscal year of the Corporation ("Automatic Grant Date"), each continuing Eligible Director (including each Eligible Director who is newly elected or appointed on the Automatic Grant Date) will receive an Automatic Option to purchase that number of whole shares of Common Stock determined by dividing $100,000 by the Average Stock Price on the Automatic Grant Date.

        (2) PRO RATA OPTION GRANTS. Each person who is newly elected or appointed as an Eligible Director on a date other than an Automatic Grant Date, will receive, on the date of such election or appointment, an Automatic Option to purchase a pro rata number of whole shares of Common Stock determined by multiplying $8,333.33 by the number of whole calendar months between the date of the Eligible Director's election or appointment and the next Automatic Grant Date, and dividing that number by the Average Stock Price on the grant date.

        (3)   ADVISORY COUNSELLORS.    Advisory Counsellors  of Cetus  will  not
    qualify for Automatic Options.

        (4) TERMS AND CONDITIONS. The terms and conditions applicable to each Automatic Option will be as follows:

            (i) PRICE. The option price per share will be equal to one hundred percent (100%) of the Fair Market Value of one share of Common Stock on the date of grant.

            (ii) TERM. Each Automatic Option will have a term of ten (10) years, measured from the date of grant, and will be exercisable at any time during the term for all or any part of the covered shares; provided, however, that no Automatic Options may be exercised prior to approval of the Plan by the Corporation's stockholders.

           (iii) REPURCHASE. The shares purchased under the Automatic Options will be subject to repurchase by the Corporation at the original exercise price in the event an optionee ceases to provide services to the Corporation or its subsidiaries as a director, an employee, a consultant or an independent contractor. The Corporation's repurchase rights will lapse, and the optionee's interest in the purchased shares will vest, in a series of equal annual installments over the five-year period measured from the grant date, provided the optionee continues to provide such services. In addition, the Corporation's repurchase right will lapse in its entirety, and the Automatic Options will become fully vested should one or more of the following events occur while the optionee is providing such services: (A) the optionee's death, or (B) the optionee's permanent disability.

            (iv) PAYMENT. Upon exercise of the Automatic Option, the option price for the purchased shares will become payable immediately in cash or in shares of Common Stock that the optionee has held for at least six (6) months. Payment may also be made by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Corporation the amount of sale proceeds to pay the option price.

            (v)   CESSATION.   In  the  event  the optionee  ceases  to  provide
       services to the Corporation or its subsidiaries as a director, an employee, a consultant or an independent contractor, the Automatic Option may be exercised, within the term of the Automatic Option, for a period of three (3) months after the date of such cessation (twelve (12) months in the case of cessation by reason of disability or death). In the case of death, the Automatic Option may be exercised within such period by the estate or heirs of the optionee.

    (b) SHARE RIGHTS. Effective March 8, 1996, Eligible Directors will automatically be granted share rights ("Automatic Share Rights") to receive the number of shares of Common Stock determined as set forth below (subject to adjustment under Section IV(c) hereof) on the dates and terms set forth below:

        (1) NEW DIRECTORS. Each newly elected or appointed Eligible Director will be granted, on the date of such election or appointment, an Automatic Share Right to purchase that number of whole shares determined by dividing $40,000 by the Average Stock Price on the grant date.

        (2)  CONTINUING DIRECTORS.

            (i) FULL GRANTS. Subject to Subsection VII(b)(2)(ii) below, on each Automatic Grant Date each incumbent, continuing Eligible Director will be granted an Automatic Share Right to receive that number of whole shares of Common Stock determined by dividing $25,000 by the Average Stock Price on the Automatic Grant Date. Notwithstanding the foregoing, on the Automatic Grant Date occurring in June 1996, each continuing Eligible Director elected or appointed before March 8, 1996, will be granted an Automatic Share Right to receive that number of whole shares determined by using the $40,000 in lieu of the $25,000 figure.

           (ii) PRO RATA GRANTS. If an Eligible Director is newly elected or appointed on a date other than an Automatic Grant Date, on the immediately succeeding Automatic Grant Date, such Eligible Director will be granted a pro rata Automatic Share Right to receive the number of whole shares of Common Stock determined by multiplying the number of whole calendar months since the Eligible Director's election or appointment by $2,083.33 and dividing the product by the Average Stock Price on the Automatic Grant Date.

        (3)    ADVISORY COUNSELLORS.   Advisory  Counsellors  of Cetus  will not
    qualify for Automatic Share Rights.

        (4) TERMS AND CONDITIONS. The terms and conditions applicable to each Automatic Share Right will be as follows:

            (i) TERM. Each Automatic Share Right will have a term of five (5) years, measured from the grant date.

            (ii) VESTING. The Automatic Share Right will vest in a series of equal annual installments over the five-year period measured from the grant date, provided the Eligible Director continues to provide services to the Corporation or its subsidiaries as a director, an employee, a consultant or an independent contractor. Shares of Common Stock will be issued in satisfaction of the Automatic Share Right as the Automatic Share Right vests. In addition, full vesting will occur should one or more of the following events occur while the Eligible Director is providing such services: (A) the Eligible Director's death, or (B) the Eligible Director's permanent disability.

           (iii) CESSATION. In the event the Eligible Director ceases to provide services to the Corporation or its subsidiaries as a director, an employee, a consultant or an independent contractor, the Automatic Share Right shall terminate with respect to the unvested portion of the Award.

    (c) COST-OF-LIVING INCREASES. Each dollar value used in this Article VII will be subject to annual cost-of-living increases. The increases will be based on the Consumer Price Index, and will occur automatically beginning with the 1997 Automatic Grant Date.

    (d) AVERAGE STOCK PRICE. Average Stock Price means the average closing price of one share of Common Stock as reported on the Nasdaq National Market System for the previous twelve month period ending on the last day of the month before the grant date of the award.

VIII.  LOANS AND INSTALLMENT PAYMENTS

    In order to assist an award holder (including an employee who is an officer or director of the Corporation) in the acquisition of shares of Company Stock pursuant to an award granted under the Plan (other than pursuant to the Automatic Award provisions of this Plan), the Committee may authorize, at either the time of the grant of an award or the time of the acquisition of Company Stock pursuant to the award (i) the extension of a loan to the award holder by the Corporation, (ii) the payment by the award holder of the purchase price, if any, of the Company Stock in installments, or (iii) the guarantee by the Corporation of a loan obtained by the award holder from a third party. The terms of any loans, guarantees or installment payments, including the interest rate and terms of repayment, will be subject to the discretion of the Committee. Loans, installment payments and guarantees may be granted without security, the maximum credit available being the purchase price, if any, of the Company Stock acquired plus the maximum federal and state income and employment tax liability that may be incurred in connection with the acquisition.

IX.  ASSIGNABILITY

    No award granted under the Plan is assignable or transferable by the award holder other than by Will or by the laws of descent and distribution, and during the lifetime of the award holder, only the award holder may exercise options or exercise the rights provided under awards granted under the Plan.

X.  CANCELLATION AND NEW GRANT OF OPTIONS

    The Committee will have the authority to effect, at any time and from time to time, with the consent of the affected option holders, the cancellation of any or all outstanding options under the Plan, a Cetus Prior Plan or a Chiron Prior Plan (other than options granted under automatic option grant provisions of these plans) and to grant in substitution therefor new options under the Plan covering the same or different numbers of shares, but having an option price per share not less than eighty-five percent (85%) of the Fair Market Value on the new grant date or, in the case of an Incentive Option, one hundred percent (100%) of the Fair Market Value on the new grant date (or, in the case of an Incentive Option granted to a 10% Stockholder, one hundred ten percent (110%) of such Fair Market Value). If one or more of the cancelled options is an Incentive Option granted before 1987 under a Cetus Prior Plan or a Chiron Prior Plan, then such option will, solely for purposes of the "sequential exercise" rule applicable to outstanding Incentive Options granted before 1987, be considered to be outstanding until the expiration date initially specified for the option term of such option.

XI.  ACCELERATION AND TERMINATION OF AWARDS

    (a) ACCELERATION. In the event of an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Corporation by means of a sale, merger, reorganization, or liquidation, each award will be automatically accelerated so that (1) options become fully exercisable with respect to the total number of shares purchasable under the options; provided, however, that the exercise of accelerated Incentive Options granted prior to 1987 will remain subject to any limitations imposed by the Internal Revenue Code's sequential exercise rule, (2) restrictions on restricted shares will be eliminated, and the shares will immediately vest, and (3) share rights and share units will immediately vest and become payable. The Committee may also provide for the automatic termination of repurchase rights upon the occurrence of such an event.

    (b) NO ACCELERATION. No acceleration of awards will occur if the terms of the agreement require as a prerequisite to the consummation of any such sale, merger, reorganization or liquidation that each such award will be either assumed by the successor corporation or parent thereof or be replaced with a comparable award subject to shares of the successor corporation or parent thereof. The determination of such comparability will be made by the Committee, and its determination will be final, binding and conclusive.

Upon consummation of the sale, merger, reorganization or liquidation contemplated by the agreement, all awards, whether or not accelerated, will terminate unless assumed pursuant to a written agreement by the successor corporation or parent thereof.

    (c) CORPORATE STRUCTURE. The grant of awards under this Plan will in no way affect the right of the Corporation to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

XII.  VALUATION

    With regard to all Substitute Options, Fair Market Value will be determined in accordance with the relevant option plan documents on the date that the outstanding options were granted. With regard to awards granted under this Plan, for all valuation purposes under the Plan, the Fair Market Value of a share of Common Stock or Restricted Common Stock (as the case may be) on any relevant date will be determined in accordance with the following provisions:

    (a) If the Common Stock or Restricted Common Stock is not at the time listed or admitted to trading on any stock exchange, but is traded in the over-the-counter market, the Fair Market Value will be the average between the reported high price and the reported low price of one share of Common Stock or Restricted Common Stock (as the case may be) on the date in question in the over-the-counter market, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system.

    (b) If the Common Stock or Restricted Common Stock is at the time listed or admitted to trading on any stock exchange, then the Fair Market Value will be the average between the reported high price and the reported low price of one share of Common Stock or Restricted Common Stock (as the case may be) on the date in question on the stock exchange that is the primary market for the stock, as such prices are officially quoted on such exchange.

    (c) If the Common Stock or Restricted Common Stock (as the case may be) is at the time neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, or if the Committee determines that neither subparagraph (a) nor subparagraph (b) above reflects Fair Market Value of the stock and the award was not granted pursuant to the Plan's Automatic Award provisions, then the Fair Market Value will be determined by the Committee after taking into account such factors as the Committee deems appropriate, or in the case of Automatic Awards, by an independent third party valuation.

XIII.  SURRENDER OF OPTIONS FOR CASH OR STOCK

    (a) STOCK APPRECIATION RIGHTS. If, and only if the Committee, in its discretion, elects to implement an option surrender program under the Plan, one or more option holders may, upon such terms and conditions as the Committee may establish at the time of the option grant or at any time thereafter, be granted the right to surrender all or part of an unexercised option in exchange for a distribution equal in amount to the difference between (i) the Fair Market Value (at date of surrender) of the shares for which the surrendered option or portion thereof is at the time exercisable and (ii) the aggregate option price payable for such shares. The distribution to which an option holder becomes entitled under this Section may be made in shares of Common Stock or Restricted Common Stock, valued at Fair Market Value at the date of surrender, in cash, or partly in shares and partly in cash, as the Committee, in its sole discretion, deems appropriate. The option surrender provisions of this Section will not apply to options granted pursuant to the Automatic Option Grant provisions of this Plan.

    (b) LIMITED STOCK APPRECIATION RIGHTS. If outstanding options of Cetus for which Substitute Options are issued pursuant to Section III(d) have Limited Stock Appreciation Rights ("LSARs") attached thereto, then each such LSAR shall be honored by the Corporation in accordance with its terms and remain exercisable for a period of 60 days following the date that stockholders of Cetus approve the Merger; provided, however, that if the LSAR was originally granted within 6 months of the date that Cetus stockholders approve the Merger, then the LSAR will be exercisable for a period of 60 days following expiration of such six-month period. Upon expiration of the applicable 60-day period, each such LSAR not previously exercised shall expire. Upon exercise of an LSAR, the related option will be cancelled, and Chiron will pay to the LSAR holder an amount in cash for each share with respect to which the LSAR is exercised determined in accordance with the terms of the Cetus Prior Plans.

XIV.  REPURCHASE RIGHTS

    The Committee may, in its discretion, establish as a term of one or more awards granted under the Plan that the Corporation (or its assigns) will have the right, exercisable upon the award holder's termination of employment with, or cessation of services for, the Corporation and its subsidiaries, to repurchase at the original price paid, if any, for such shares of (1) Company Stock acquired by the award holder pursuant to the granted award, or (2) Common Stock into which acquired Restricted Common Stock may have been converted or for which Restricted Common Stock may have been exchanged. Any such repurchase right will be exercisable by the Corporation (or its assigns) upon such terms and conditions (including provisions for the expiration of such right in one or more installments) as the Committee may specify in the instrument evidencing such right. The Committee will also have full power and authority to provide for the automatic termination of the Corporation's repurchase rights, in whole or in part, thereby accelerating the vesting of any or all of the purchased shares (other than purchased shares obtained pursuant to the Automatic Award provisions of this Plan) upon the occurrence of any change in control specified in Article XI.

XV.  RIGHT OF FIRST REFUSAL

    The Committee may, in its discretion, establish as a term of one or more awards granted under the Plan that the Corporation has a right of first refusal with respect to the proposed disposition by the award holder (or any successor in interest by reason of purchase, gift or other mode of transfer) of any shares of (1) Company Stock acquired by the award holder pursuant to the granted award, or (2) Common Stock into which purchased Restricted Common Stock may have been converted or for which acquired Restricted Common Stock may have been exchanged. Any such right of first refusal will be exercisable by the Corporation or its assigns in accordance with the terms and conditions specified in the instrument evidencing such right.

XVI.  EFFECTIVE DATE AND TERM OF PLAN

    (a) EFFECTIVE DATE. The Plan became effective on December 10, 1991, the date it was approved by the Corporation's stockholders. The Plan as amended is effective March 8, 1996, subject to approval by the Corporation's stockholders. Any awards granted under the amended provisions of the Plan adopted March 8, 1996 will be granted subject to approval by the Corporation's stockholders. If such stockholder approval of the amendments is not obtained by March 7, 1997, then the Plan will continue in accordance with the Plan provisions in effect on March 7, 1996.

    (b) TERM. Incentive Options may be granted under the Plan only within ten years of the Effective Date of the Plan. Subject to this limitation, the Committee may grant awards under the Plan at any time after the Effective Date of the Plan and before the Plan is terminated by the Board.

XVII.  AMENDMENT OR DISCONTINUANCE

    (a) BOARD. The Board may amend, suspend or discontinue the Plan in whole or in part at any time; provided, however, that (a) except to the extent necessary to qualify as Incentive Options any or all options granted under the Plan that are intended to so qualify, such action may not, without the consent of the award holder, adversely affect rights and obligations with respect to awards outstanding under the Plan; (b) the provisions of the Plan concerning the eligibility of non-employee members of the Board for awards and the amount, price and timing of Automatic Option Grants under this Plan may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code or rules thereunder; and (c) the Board may not, without the approval of the Corporation's stockholders (1) materially increase the number of shares of Company Stock subject to awards under the Plan (unless necessary to effect the adjustments required under Section IV(c)), (2) materially modify the eligibility requirements for awards under the Plan, or (3) make any other change with respect to which the Board determines that stockholder approval is required by applicable law or regulatory standards.

    (b) COMMITTEE. The Committee will have full power and authority to modify or waive any or all of the terms, conditions or restrictions applicable to any outstanding award (other than Automatic Option Grants), to the extent not inconsistent with the Plan.

    (c) SUBSTITUTE OPTIONS. Substitute Options will be subject to amendment in accordance with the terms of this Plan.

XVIII.  NO OBLIGATION

    Nothing contained in the Plan (or in any award granted under this Plan, a Chiron Prior Plan or a Cetus Prior Plan) shall confer upon any employee, consultant, or independent contractor any right to continue in the employ of, or to provide services to, the Corporation or any affiliate or constitute a contract or agreement of employment or for the provision of services, or interfere in any way with the right of the Corporation or an affiliate to reduce such employee's, consultant's or independent contractor's compensation from the rate in existence at the time of the granting of an award or to terminate such employee's, consultant's or independent contractor's employment or services at any time, with or without cause; but nothing contained in the Plan or in any award granted under this Plan shall affect any contractual rights of an employee pursuant to a written employment agreement.

XIX.  USE OF PROCEEDS

    The cash proceeds received by the Corporation pursuant to awards granted under the Plan will be used for general corporate purposes.

XX.  COMPLIANCE

    (a) FEDERAL AND STATE LAWS. No option may be exercised, and the Corporation will not be obligated to issue stock under any award unless, in the opinion of counsel for the Corporation, such exercise and issuance is in compliance with all applicable federal and state securities laws. As a condition to the grant of any award, or to the issuance of stock under any award, the Committee may require that the award holder agree to comply with such provisions of federal and state securities laws as may be applicable to such grant, or to the sale of stock acquired pursuant to the Plan, and that the award holder deliver to the Corporation a written agreement, in form and substance satisfactory to the Corporation and its counsel, implementing such agreement.

    (b) INFORMATION. The Corporation will furnish to each award holder participating in the Plan (other than a key employee or a director) a copy of the Corporation's Annual Report to Stockholders for the most recent fiscal year, and additional copies will be furnished, without charge, to such award holders upon request to the Secretary of the Corporation.

                                   APPENDIX A
           SPECIAL PROVISIONS RELATED TO 1995 CIBA-GEIGY TRANSACTION

    Those persons holding options to acquire shares of Common Stock under the Corporation's 1991 Stock Option Plan on November 20, 1994 are granted the following rights ("Rights") with respect to each such option:

    (i) the right to receive upon the closing of the tender offer contemplated under the Investment Agreement entered into on such date among the Corporation and Ciba-Geigy Limited, Ciba-Geigy Corporation and Ciba Biotech Partnership, Inc. (the "Closing") a cash payment equal to (A) 37.33% of the number of shares of Common Stock with respect to which each such option would first become exercisable in calendar year 1995 multiplied by (B) the difference between $117 per share and the exercise price per share of such option with respect to such shares and

    (ii) with respect to the remaining shares of Common Stock subject to each such option, the right, exercisable at any time after the later of the Closing or the date that such an option first becomes exercisable with respect to such shares, to surrender that portion of such option relating to 37.33% of such shares in return for a cash payment equal to (A) the difference between $117 per share and the exercise price per share of such option multiplied by (B) the number of shares with respect to which such option is so surrendered. However, the grant and exercise of any such right with respect to any officer or director subject to Section 16 of the Securities Exchange Act of 1934 shall be subject to stockholder approval of the grant of such rights at the Corporation's 1995 stockholder meeting. The grant of such rights, which are made with respect to 1,858,776 optioned shares shall be in addition to, and shall not count against, the aggregate and annual limits on the number of shares with respect to which other awards under the Plan may be made to all individuals and/or a single individual.